BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
July 15, 2010

BLUE DOLPHIN COMPLETES REVERSE STOCK SPLIT

Houston, July 15 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ:BDCO) (“Blue Dolphin” or the “Company”), an independent oil and gas company with operations in the Gulf of Mexico, reported this afternoon that it has completed a 1-for-7 reverse stock split.   The reverse stock split will take effect at the start of NASDAQ trading on Friday, July 16, 2010.  Blue Dolphin’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “BDCO.” A “D” will be appended to the trading symbol making it “BDCOD” for a period of 20 trading days to indicate the reverse stock split has occurred.  Blue Dolphin’s trading symbol will revert back to “BDCO” on August 13, 2010.

In May 2010, Blue Dolphin reported that a NASDAQ Hearings Panel (the “Panel”) approved the Company’s compliance plan for curing its minimum bid deficiency and granted the Company an extension for continued listing. Blue Dolphin fully believes that it will be able to demonstrate compliance with the minimum bid requirement on or before The Panel’s deadline of August 1, 2010.

Blue Dolphin also announced today that the Panel approved the Company’s compliance plan for curing its stockholders’ equity deficiency and, as permitted under NASDAQ’s Listing Rules, granted the Company an extension for continued listing. The Panel has given Blue Dolphin until August 31, 2010 to demonstrate compliance with the stockholders’ equity requirement.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and production of oil and gas in the Gulf of Mexico.  For further information visit the Company’s website at http://www.blue-dolphin.com.

Contact:
T. Scott Howard
Treasurer
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to our ability to continue as a going concern; collectability of a $2.0 million loan receivable; our ability to regain compliance for continued listing on NASDAQ; our ability to complete a combination with one or more target businesses; our ability to improve pipeline utilization levels; our ability to secure additional working capital to fund operations; performance of third party operators for properties where we have an interest; production from oil and gas properties that we have interests in; volatility of oil and gas prices; uncertainties in the estimation of proved reserves, in the projection of future rates of production, the timing of development expenditures and the amount and timing of property abandonment; costly changes in environmental and other government regulations for which Blue Dolphin is subject; and adverse changes in the global financial markets.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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